EXHIBIT 10.36

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE is made among Ferrell Companies, Inc. (“FCI”), Ferrellgas, Inc. of Overland Park, Kansas (“Ferrellgas”), and their affiliates, Ferrellgas Partners, L.P., and/or Ferrellgas, L.P., (all of which will collectively be referred to as "Ferrell") and Stephen L. Wambold (“Employee”).

Employee has resigned his employment with Ferrellgas. Employee's employment will end September 27, 2016 (the “Effective Date”). Ferrell and Employee now desire to fully and finally resolve all issues among or between them arising from Employee's employment by Ferrell and/or the cessation of such employment. Therefore, intending to be legally bound, Ferrell and Employee agree as follows:

1.
Ferrellgas agrees to pay to Employee the total gross amount of Nine Hundred Thousand Dollars ($900,000.00), less all applicable deductions, payable in bi-weekly installments at his last rate of base salary, commencing immediately until paid in full.

2.
Ferrellgas agrees, on the eighth (8th) day after Employee signs this Agreement and Release, to cover the cost of Employee's COBRA continuation premium for fifteen (15) months, provided Employee enrolls in COBRA in accordance with the prescribed enrollment procedures and due date for the continuance of medical benefits. COBRA information will be sent to Employee by The Taben Group.

3.
In exchange for the mutual promises made here, Employee agrees to forever RELEASE and DISCHARGE Ferrell, and Ferrell's officers, employees, directors and agents from any and all claims arising from his employment and/or cessation of employment and all debts, obligations, claims, demands, or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorney’s fees), reimbursements or costs of any kind, including, but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 and all amendments thereto, Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act and/or any other applicable federal, state, or local employment discrimination statute, ordinance or common law doctrine which Employee might assert against Ferrell. Employee waives any right to recover in any lawsuit brought on his behalf by any government agency or other person. This provision specifically releases any claims by Employee pursuant to his executive employment agreement with Ferrell dated August 10, 2009. Except as specifically provided, this paragraph does not release any rights or obligations under this Agreement or any rights or Employee’s vested interest existing (as of the Effective Date) in stock appreciation rights in the Ferrell Companies, Inc., the Employee Stock Ownership Plan, the Employee’s 401(k) Investment Plan, or the Ferrell Companies, Inc. Supplemental Savings Plan, provided that unvested interests shall be canceled or forfeited and no further vesting shall occur.

4.	Employee further promises not to make any derogatory, disparaging or false statements intended to harm the business or personal reputation of Ferrell, its directors, officers and employees.

5.	Employee agrees that he will not, at any time, seek re-employment with Ferrell.

6.
Employee agrees that the Ferrellgas Employee Agreement signed at the beginning of his employment, his Option Grantee Agreements and Executive Employment Agreement dated August 10, 2009, incorporated herein by reference, and/or any similar agreements, are enforceable agreements by Ferrell (not Employee), that his obligations under these agreements inure to the benefit of Ferrell, and that this Agreement and Release does not release him from any obligations under them or under any other contract which obligates Employee not to reveal the Confidential Information of Ferrellgas.

7.
Employee understands and agrees that if he violates any promises, Ferrell may pursue all permissible remedies to redress such violations including seeking repayment of all payments made under this Agreement and Release and recovery of costs and reasonable attorney’s fees.

8.	This agreement terminates Employee’s participation in any bonus performance plan maintained by Ferrellgas and no sums shall be due thereunder to Employee.

9.
Employee agrees to remain available (upon reasonable prior notice) to consult with Ferrell in connection with any claims or litigation involving Ferrell and any transitional matters involving Employee’s prior duties with Ferrell. Ferrell shall reimburse Employee for his reasonable out-of-pocket expenses in connection with such consultation.

10.
This agreement shall be governed by the laws of the state of Kansas, except with respect to the issuance, ownership and exercise of options or stock appreciation rights, which shall be governed by the state of Delaware.

Additional Statement by Employee

I was given a copy of this Agreement and Release and was notified that I have the right to consult with an attorney before signing. Furthermore, I acknowledge being given at least twenty-one (21) days within which to consider this Agreement and Release. I have carefully read and fully understand this Agreement and Release and have had sufficient time and opportunity to consult with my personal tax, financial, and legal advisors prior to signing. By signing this Agreement and Release, I voluntarily indicate my intent to be legally bound by its terms. I understand that I may revoke this Agreement and Release within seven days after signing it but that thereafter it is irrevocable.

Stephen L. Wambold

Date

THIS IS A RELEASE OF CLAIMS
READ CAREFULLY BEFORE SIGNING

FERRELLGAS, INC.

FERRELLGAS, INC.;
FERRELL COMPANIES, INC.;
FERRELLGAS PARTNERS, L.P.
FERRELLGAS, L.P.
by FERRELLGAS, INC., a Delaware
Corporation, their General Partner

By     _____________________________________    Date____________________
Mary A. Lentz
Director, Employee Relations